Exhibit 99.1

Investor Contact

Jack Tierney

Chief Financial Officer

DineEquity, Inc.

818-637-3101

Media Contact

Samantha Verdile

Sard Verbinnen & Co.

415-618-8750

DineEquity, Inc. Announces Second Quarter 2011

Financial and Operating Results

GLENDALE, Calif., August 2, 2011 - DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial results for the second quarter ended June 30, 2011.

“Our second quarter results demonstrate another impressive performance by the team at Applebee’s, where we have now seen a full year of positive same-restaurant sales growth,  evidence that our brand revitalization strategies are working and that guests are enthusiastically reengaging with Applebee’s,” said Julia Stewart, Chairman and Chief Executive Officer. “While we are disappointed with IHOP’s results, we believe we have identified the issues that need to be addressed to develop and execute a plan to restore same-restaurant sales growth at IHOP, the leader in family dining.  Overall, we continue to make progress delivering against our strategic priorities giving us the confidence to reiterate all of the elements of our full-year outlook. In the quarter we announced another significant refranchising agreement at Applebee’s, taking us closer to our goal of becoming a more fully franchised system.  We also announced international expansion plans for both Applebee’s and IHOP, and I am optimistic about the long-term potential these developments hold for DineEquity as we continue to focus on value, innovation and differentiation within both of our brands.”

DineEquity’s financial performance included the following highlights:

•                  Applebee’s domestic system-wide same-restaurant sales increased 3.1% compared to the same period in 2010.  Applebee’s performance represented the fourth consecutive quarter of positive same-restaurant sales.  Results were unfavorably impacted by the shift of the Easter holiday from the first quarter of 2010 to the second quarter of 2011.  Excluding the negative impact of this holiday shift, same-restaurant sales would have been 3.8% for the quarter.  Year-to-date, Applebee’s domestic system-wide same-restaurant sales increased 3.5%.

•                  IHOP’s domestic system-wide same-restaurant sales decreased 2.9% for the second quarter compared to the same period in 2010.  Results were positively impacted by the shift of the Easter holiday (the opposite direction from Applebee’s).  Excluding the impact of the holiday shift, IHOP’s same-restaurant sales would have declined 3.4% for the quarter.  Year-to-date, IHOP’s domestic system-wide same-restaurant sales decreased 2.8%.

•                  Total debt was reduced by $189.4 million over the first six months of 2011 as a result of net cash proceeds and financing obligation reductions from the sale of 65 Applebee’s company-operated restaurants, cash on hand, and free cash flow.  The company reduced term loan balances by $110.0 million, retired $39.8 million of the 9.5% senior notes and $39.6 million of financing and capital lease obligations in the first half of the year.

•                  Adjusted net income available to common stockholders was $16.6 million for the second quarter 2011, compared to $15.7 million for the same quarter in 2010.  The increase in net income was primarily due to elimination of the dividend on Series A perpetual preferred stock and lower cash interest expense, partially offset by lower profit due to refranchising of 148 Applebee’s company-operated restaurants and a higher tax rate.  Our non-GAAP effective tax rate for the second quarter 2011 was 42%.  This rate was higher than our expected full year rate of 36% primarily due to the timing of discrete quarterly state tax charges, impacting our adjusted EPS by $0.10 per diluted share.  Adjusted EPS was $0.90 per share for the quarter.  With a normalized tax rate, adjusted EPS would have been $1.00 per diluted share.

For the first six months of 2011, adjusted net income available to common stockholders was $42.7 million, or $2.33 per diluted share compared to $34.4 million, or $1.97 per diluted share, in the same period in 2010.  This increase was primarily due to the elimination of the dividend on Series A perpetual preferred stock and lower cash interest expense, partially offset by lower segment profit due to refranchising.  (See “Non-GAAP Financial Measures” below.)

•                  Net loss available to common stockholders was $0.3 million, or $0.02 per diluted share, for the second quarter 2011, compared to net income of $7.4 million, or $0.42 per diluted share, for the same quarter in 2010.  The decrease was due in part to closure charges related to the termination of the sublease of the space currently occupied by Applebee’s restaurant support center in Lenexa, Kansas and lower segment profit as a result of refranchising a total of 148 restaurants (of which 83 were completed in the fourth quarter of 2010 and 65 were completed in the first quarter of 2011).  These items were partially offset by lower interest expense and the elimination of the dividend on Series A perpetual preferred stock as a result of redeeming this security in the fourth quarter of 2010.

For the first six months of 2011, net income available to common stockholders was $27.9 million, or $1.53 per diluted share, compared to $20.3 million, or $1.16 per diluted share.  The increase was due in part to a gain on the sale of 65 Applebee’s company-operated restaurants, lower interest expense, the elimination of the dividend on Series A perpetual preferred stock and a lower tax rate.  These items were partially offset by impairment and closure charges on the termination of the Lenexa lease, higher debt extinguishment charges, and lower segment profit largely driven by refranchising.

•                  IHOP franchisees and its area licensee opened 25 new restaurants worldwide in the first six months of 2011, in line with our full-year IHOP development outlook of 55 to 65 restaurants.

•                  Applebee’s company-operated restaurant operating margin was 13.4% in the second quarter 2011 compared to 14.1% for the second quarter 2010.  The unfavorable comparison was primarily due to increasing commodity costs, higher training and staffing levels, higher utility rates and facility costs, partially offset by a price increase of 1.8% and refranchising of lower margin restaurants. For the first six months of 2011, Applebee’s company-operated restaurant operating margin was 14.5% compared to 14.4% for the same period in 2010.

•                  Consolidated general and administrative expenses increased 3.8% to $38.5 million for the second quarter 2011 compared to the second quarter of 2010.  For the year-to-date period, consolidated general and administrative expenses decreased $1.0 million to $76.4 million versus the same period in 2010.

•                  For the first half of 2011, cash flows from operating activities were $48.2 million, consolidated capital expenditures were $13.5 million, and free cash flow was $41.7 million.  (See “Non-GAAP Financial Measures” below.)

Same-Restaurant Sales Performance

Applebee’s domestic system-wide same-restaurant sales increased 3.1% for the second quarter 2011, which represented the fourth consecutive quarter of positive same-restaurant sales.  The same-restaurant sales performance was driven by increases in average guest check and guest traffic.  Domestic franchise same-restaurant sales increased 3.5% and company-operated Applebee’s same-restaurant sales increased 0.7% for the second quarter 2011 compared to the same quarter in 2010.  Applebee’s marketing efforts during the quarter included “2 for $20 Flavors of Bourbon Street” and “Sizzling Entrees” as well as other marketing and promotional activities.

IHOP’s domestic system-wide same-restaurant sales decreased 2.9% for the second quarter 2011 compared to the same quarter in 2010. Same-restaurant sales reflect a higher average guest check and declines in traffic.  Despite representing a significant portion of sales mix, “Chicken and Waffles” and “Double Cheese Scrambles” did not generate overall increases in sales.

Sale of 66 Applebee’s Company-Operated Restaurants

On May 31, 2011, DineEquity announced that it had entered into an asset purchase agreement with Apple American Group LLC for the sale of 66 Applebee’s company-operated restaurants located in New England.  The transaction is expected to result in net proceeds after taxes of approximately $49 million and reduce DineEquity’s sale-leaseback related financing obligations by approximately $12 million, of which $9 million will be removed from DineEquity’s balance sheet. The Company expects to pay approximately $9 million related to the settlement of net working capital liabilities and deal costs. Additionally, the sale of these Applebee’s company-operated restaurants will result in approximately $3 million in annualized general and administrative savings. The Company anticipates closing this transaction by the end of the year.

Other Q2 Highlights

On May 9, 2011 IHOP announced the launch of the new IHOP at HOME™ line of premium frozen breakfast items that are inspired by the innovative and craveable flavors for which IHOP is known.

The IHOP at HOME™ products such as French Toast Stuffed Pastries, Omelet Crispers and Griddle ‘n Sausage Wraps are now available at more than 3,000 Wal-Mart locations nationwide.

On June 20, 2011 the Company announced that IHOP had entered into a multi-restaurant franchise agreement for the development of 40 new IHOP restaurants in Kuwait, Saudi Arabia, Jordan, Lebanon, Qatar, the United Arab Emirates, Oman, Bahrain and Egypt.  Development of all 40 restaurants will occur over the next five years, with some restaurants opening in as little as 12 months.

On July 21, 2011 the Company announced that Applebee’s had entered into a multi-restaurant franchise agreement for the development of ten new Applebee’s restaurants in Egypt.

2011 Financial Performance Outlook

•                  Reiterated consolidated cash from operations to range between $125 and $135 million.

•                  Reiterated that approximately $13 million is expected to be generated from the structural run-off of the Company’s long-term receivables.

•                  Reiterated consolidated capital expenditures of approximately $26 million.

•                  Reiterated consolidated free cash flow (see “References to Non-GAAP Information” below) to range between $112 and $122 million.  The Company’s primary use of cash will be funding further debt reduction.

•                  Reiterated Applebee’s domestic system-wide same-restaurant sales performance to range between 2% and 4%.

•                  Reiterated IHOP’s domestic system-wide same-restaurant sales performance to range between positive 1% and negative 2%.  For the full year, the Company expects IHOP to perform at the low end of the range.

•                  Reiterated restaurant operating margin at Applebee’s company-operated restaurants to range between 14.8% and 15.2%.

•                  Reiterated consolidated general & administrative expense to range between $157 and $160 million, including non-cash stock-based compensation expense and depreciation of approximately $18 million.

•                  Reiterated consolidated interest expense to range between $134 and $139 million, of which approximately $7 million is expected to be non-cash interest expense.

•                  Reiterated Applebee’s franchisees to develop between 24 and 28 new restaurants, approximately half of which are expected to open internationally.

•                  Reiterated IHOP franchisees to develop between 55 and 65 new restaurants, the majority of which are expected to be opened in the U.S.

•                  Reiterated an income tax rate of 36% for 2011.

•                  Reiterated full-year weighted average diluted shares outstanding to be approximately 18.3 million shares.

The Company’s 2011 financial performance guidance excludes any impact from the future sales of Applebee’s company-operated restaurants, the timing of which could be highly variable due to factors including the economy, the availability of buyer financing, acceptable valuations, and the operating wherewithal of the acquiring franchisee.  Should additional Applebee’s company-operated restaurants be sold this year, DineEquity plans to update its performance guidance accordingly, in conjunction with its regular quarterly reporting schedule, following any transaction announcement.

Investor Conference Call Today

The Company will host an investor conference call today (Tuesday, August 2, 2011, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time) to discuss its second quarter 2011 results.  To participate on the call, please dial (888) 680-0890 and reference pass code 74542624.  A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  A telephonic replay of the call may be accessed through August 9, 2011 by dialing 888-286-8010 and referencing pass code 82624316.  An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,500 restaurants combined, DineEquity is one of the largest full-service restaurant companies in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s substantial indebtedness; risk of future impairment charges; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business; the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; shortages or interruptions in the supply or delivery of food; changing health or dietary preferences; harm to our brands’ reputation; litigation; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; concentration of Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; changes in the number and quality of franchisees; inability of franchisees to fund capital expenditures; third-party claims with respect to intellectual property assets; heavy dependence on information technology; failure to protect the integrity and security of individually identifiable information; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders (adjusted EPS),” “EBITDA,” and “free cash flow.”  “Adjusted EPS” is computed for a given period is computed by deducting from net income (loss) available to common stockholders for such period the effect of any impairment and closure charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any debt modification costs and any gain or loss related to the disposition of assets incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis.  The Company defines “EBITDA” for a given period is defined as income before income taxes less interest expense, loss on retirement of debt and Series A preferred stock, depreciation and amortization, impairment and closure charges, stock-based compensation, gain/loss on sale of assets and other charge backs as defined by its credit agreement.  “Free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less dividends paid and capital expenditures.  Management utilizes EBITDA for debt covenant purposes and free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities, capital expenditures and preferred dividends.  Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes.  Adjusted EPS, EBITDA and free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles.

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Segment Revenues:
Franchise revenues	$98,551	$93,327	$203,103	$188,694
Company restaurant sales	134,634	210,694	289,337	435,309
Rental revenues	31,624	32,187	63,840	66,119
Financing revenues	3,529	3,928	12,258	8,078
Total segment revenues	268,338	340,136	568,538	698,200
Segment Expenses:
Franchise expenses	26,207	26,027	53,650	50,865
Company restaurant expenses	117,279	182,064	249,045	374,621
Rental expenses	24,566	24,645	49,213	49,709
Financing expenses	1	2	5,576	471
Total segment expenses	168,053	232,738	357,484	475,666
Gross segment profit	100,285	107,398	211,054	222,534
General and administrative expenses	38,450	37,034	76,419	77,400
Interest expense	32,867	43,668	69,173	88,716
Impairment and closure charges	21,816	1,871	26,754	2,582
Debt modification costs	10	—	4,124	—
Amortization of intangible assets	3,075	3,076	6,150	6,153
Loss (gain) on extinguishment of debt	939	(1,055)	7,885	(4,640)
Loss (gain) on disposition of assets	1,291	431	(22,463)	178
Income before income taxes	1,837	22,373	43,012	52,145
Provision for income taxes	(1,489)	(8,332)	(12,965)	(18,433)
Net income	$348	$14,041	$30,047	$33,712

Net (loss) income available to common stockholders
Net income	$348	$14,041	$30,047	$33,712
Less: Series A preferred stock dividends	—	(5,700)	—	(11,460)
Less: Accretion of Series B preferred stock	(639)	(603)	(1,268)	(1,198)
Less: Net loss (income) allocated to unvested participating restricted stock	7	(296)	(846)	(801)
Net (loss) income available to common stockholders	$(284)	$7,442	$27,933	$20,253
Net (loss) income available to common stockholders per share
Basic	$(0.02)	$0.43	$1.56	$1.18
Diluted	$(0.02)	$0.42	$1.53	$1.16
Weighted average shares outstanding
Basic	18,072	17,226	17,884	17,119
Diluted	18,072	17,560	18,280	17,476

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,522	$102,309
Restricted cash	91	854
Receivables, net	71,866	98,776
Inventories	10,570	10,757
Prepaid income taxes	13,118	34,094
Prepaid gift cards	24,094	27,465
Prepaid expenses	13,776	14,602
Deferred income taxes	39,255	24,301
Assets held for sale	42,678	37,944
Total current assets	249,970	351,102
Non-current restricted cash	49	778
Restricted assets related to captive insurance subsidiary	3,839	3,562
Long-term receivables	234,323	239,945
Property and equipment, net	531,805	612,175
Goodwill	697,470	697,470
Other intangible assets, net	828,167	835,879
Other assets, net	114,773	115,730
Total assets	$2,660,396	$2,856,641
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$7,420	$9,000
Accounts payable	26,668	32,724
Accrued employee compensation and benefits	21,892	32,846
Gift card liability	75,789	124,972
Accrued interest payable	13,455	17,482
Current maturities of capital lease and financing obligations	15,017	16,556
Facility closure liability	20,560	—
Other accrued expenses	27,411	31,502
Total current liabilities	208,212	265,082
Long-term debt, less current maturities	1,479,489	1,631,469
Financing obligations, less current maturities	204,327	237,826
Capital lease obligations, less current maturities	139,363	144,016
Deferred income taxes	388,058	375,697
Other liabilities	114,719	118,972
Total liabilities	2,534,168	2,773,062
Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, Series B, at accreted value, 10,000,000 shares authorized; 35,000 shares issued; June 30, 2011: 34,900 shares outstanding; December 31, 2010: 35,000 shares outstanding	43,203	42,055
Common stock, $.01 par value, 40,000,000 shares authorized; June 30, 2011: 24,691,059 shares issued and 18,556,873 shares outstanding; December 31, 2010: 24,382,991 shares issued and 18,183,083 shares outstanding	247	243
Additional paid-in-capital	203,495	192,214
Retained earnings	153,029	124,250
Accumulated other comprehensive loss	(262)	(282)
Treasury stock, at cost (June 30, 2011: 6,134,178 shares; December 31, 2010: 6,199,908 shares)	(273,484)	(274,901)
Total stockholders’ equity	126,228	83,579
Total liabilities and stockholders’ equity	$2,660,396	$2,856,641

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities
Net income	$30,047	$33,712
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	26,339	32,164
Non-cash interest expense	2,988	20,621
Loss (gain) on extinguishment of debt	7,885	(4,640)
Impairment and closure charges	26,540	2,196
Debt modification costs	4,124	—
Deferred income taxes	(2,592)	(13,299)
Non-cash stock-based compensation expense	5,063	7,300
Tax benefit from stock-based compensation	6,021	1,249
Excess tax benefit from stock options exercised	(5,687)	(1,968)
(Gain) loss on disposition of assets	(22,463)	178
Other	(4,008)	(276)
Changes in operating assets and liabilities
Receivables	26,337	27,693
Inventories	(1,053)	246
Prepaid expenses	4,067	1,649
Current income tax receivables and payables	22,052	10,310
Accounts payable	(8,042)	(7,196)
Accrued employee compensation and benefits	(10,955)	(7,073)
Gift card liability	(49,183)	(44,523)
Other accrued expenses	(9,292)	(8,068)
Cash flows provided by operating activities	48,188	50,275
Cash flows from investing activities
Additions to property and equipment	(13,510)	(6,859)
Proceeds from sale of property and equipment and assets held for sale	55,494	2,583
Principal receipts from notes, equipment contracts and other long-term receivables	7,055	10,818
Other	(574)	1,121
Cash flows provided by investing activities	48,465	7,663
Cash flows from financing activities
Proceeds from issuance of long-term debt	25,000	—
Repayment of long-term debt	(178,437)	(74,359)
Principal payments on capital lease and financing obligations	(6,764)	(7,946)
Dividends paid	—	(11,400)
Payment of debt modification and issuance costs	(12,316)	—
Repurchase of restricted stock	(4,742)	(832)
Proceeds from stock options exercised	6,240	1,953
Excess tax benefit from stock options exercised	5,687	1,968
Change in restricted cash	1,492	14,778
Other	(600)	(294)
Cash flows used in financing activities	(164,440)	(76,132)
Net change in cash and cash equivalents	(67,787)	(18,194)
Cash and cash equivalents at beginning of period	102,309	82,314
Cash and cash equivalents at end of period	$34,522	$64,120

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net income (loss) available to common stockholders to (ii) net income available to common stockholders excluding impairment and closure charges, loss (gain) on extinguishment of debt, amortization of intangible assets, non-cash interest expense, debt modification costs and loss (gain) on disposition of assets, and related per share data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income (loss) available to common stockholders, as reported	$(284)	$7,442	$27,933	$20,253
Impairment and closure charges	21,823	1,687	26,540	2,196
Loss (gain) on extinguishment of debt	939	(1,055)	7,885	(4,640)
Amortization of intangible assets	3,075	3,076	6,150	6,153
Non-cash interest expense	1,571	10,250	2,988	20,621
Debt modification costs	10	—	4,124	—
Loss (gain) on disposition of assets	1,291	364	(22,463)	178
Income tax benefit (provision)	(11,426)	(5,700)	(10,039)	(9,754)
Net income allocated to unvested participating restricted stock	(437)	(327)	(446)	(562)
Net income available to common stockholders, as adjusted	$16,562	$15,737	$42,672	$34,445

Diluted net income available to common stockholders per share:

Net income available to common stockholders , as reported	$(0.02)	$0.42	$1.53	$1.16
Impairment and closure charges	0.72	0.06	0.84	0.08
Loss (gain) on extinguishment of debt	0.03	(0.04)	0.25	(0.16)
Amortization of intangible assets	0.10	0.11	0.20	0.21
Non-cash interest expense	0.05	0.35	0.10	0.71
Debt modification costs	—	—	0.13	—
Loss (gain) on disposition of assets	0.04	0.01	(0.72)	0.01
Net income allocated to unvested participating restricted stock	(0.02)	(0.02)	(0.02)	(0.03)
Change due to increase in net income	—	0.01	0.02	(0.01)
Diluted net income available to common stockholders per share, as adjusted	$0.90	$0.90	$2.33	$1.97

Numerator for basic EPS-income available to common stockholders, as adjusted	$16,562	$15,737	$42,672	$34,445
Effect of unvested participating restricted stock using the two-class method	7	11	66	28
Effect of dilutive securities:
Stock options	—	—	—	—
Convertible Series B preferred stock	—	—	1,268	—
Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$16,569	$15,748	$44,006	$34,473

Denominator for basic EPS-weighted-average shares	18,072	17,226	17,884	17,119
Effect of dilutive securities:
Stock options	341	334	396	357
Convertible Series B preferred stock	—	—	624	—
Denominator for diluted EPS-weighted-average shares and assumed conversions	18,413	17,560	18,904	17,476

NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

Reconciliation of U.S. GAAP income (loss) before income taxes to EBITDA:

	Six Months Ended June 30, 2011	Twelve Months Ended June 30, 2011
U.S. GAAP income (loss) before income taxes	$43,012	$(21,213)
Interest charges	78,697	171,071
Loss on retirement of debt and Series A Preferred Stock	7,885	119,529
Depreciation and amortization	26,339	55,603
Non-cash stock-based compensation	5,063	10,849
Impairment and closure charges	26,533	27,819
Other	4,978	6,013
Gain on sale of assets	(22,463)	(36,213)
EBITDA	$170,044	$333,458

Reconciliation of the Company’s cash provided by operating activities to free cash flow:

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities	$48,188	$50,275
Principal receipts from notes, equipment contracts and other long-term receivables	7,055	10,818
Dividends paid	—	(11,400)
Capital expenditures	(13,510)	(6,859)
Free cash flow	$41,733	$42,834

Restaurant Data

The following table sets forth, for the three-month and six-month periods ended June 30, 2011 and 2010, the number of effective restaurants in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)
Applebee’s Restaurant Data
Effective restaurants(a)
Franchise	1,767	1,607	1,753	1,605
Company	244	393	257	395
Total	2,011	2,000	2,010	2,000
System-wide(b)
Sales percentage change(c)	3.8%	(2.5)%	4.1%	(2.9)%
Domestic same-restaurant sales percentage change(d)	3.1%	(1.6)%	3.5%	(2.2)%
Franchise(b)(e)(g)
Sales percentage change(c)	13.5%	(1.8)%	13.3%	(2.1)%
Same-restaurant sales percentage change(d)	3.5%	(1.3)%	3.9%	(2.0)%
Average weekly domestic unit sales (in thousands)	$46.8	$45.7	$48.5	$46.9
Company(f)(g)
Sales percentage change(c)	(36.9)%	(5.2)%	(34.1)%	(5.8)%
Same-restaurant sales percentage change(d)	0.7%	(2.6)%	0.7%	(3.0)%
Average weekly domestic unit sales (in thousands)	$41.1	$40.4	$41.8	$41.5

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)
IHOP Restaurant Data
Effective restaurants(a)
Franchise	1,339	1,290	1,334	1,285
Company	10	12	10	12
Area license	163	164	164	164
Total	1,512	1,466	1,508	1,461
System-wide(b)
Sales percentage change(c)	1.1%	4.1%	1.2%	3.7%
Domestic same-restaurant sales percentage change(d)	(2.9)%	(0.1)%	(2.8)%	(0.7)%
Franchise(b)(e)(g)
Sales percentage change(c)	0.9%	4.4%	1.2%	3.7%
Same-restaurant sales percentage change(d)	(2.8)%	(0.1)%	(2.8)%	(0.7)%
Average weekly domestic unit sales (in thousands)	$34.2	$35.1	$34.7	$35.6

Company(f)(g)	n.m.	n.m.	n.m.	n.m.

Area License(e)
Sales percentage change(c)	3.0%	1.0%	1.6%	3.7%

(a)          “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)         “System-wide” sales are retail sales at IHOP and Applebee’s restaurants operated by franchisees and IHOP restaurants operated by area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)          “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)         “Same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the same weeks in the prior year, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the restaurants open throughout both fiscal periods being compared may be different from period to period. Same-restaurant sales percentage change does not include data on IHOP restaurants located in Florida.

(e)

	Three Months Ended June 30,		Six Months Ended June 30,
Reported sales (unaudited)	2011	2010	2011	2010
	(In millions)
Applebee’s franchise restaurant sales	$987.7	$870.2	$2,024.5	$1,787.4
IHOP franchise restaurant sales	$594.8	$589.2	$1,202.8	$1,188.9
IHOP area license restaurant sales	$56.6	$55.0	$116.9	$115.1

(f)            Sales percentage change and same-restaurant sales percentage change for IHOP company-operated restaurants are not meaningful (“n.m.”) due to the relatively small number and test-market nature of the restaurants, along with the periodic inclusion of restaurants reacquired from franchisees that are temporarily operated by the Company.

(g)         The sales percentage change for the three months and six months ended June 30, 2011 for Applebee’s franchise and company-operated restaurants was impacted by the franchising of 65 company-operated restaurants during the first quarter of 2011 and 83 company-operated restaurants in 2010.

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table summarizes our restaurant development activity:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)
Applebee’s Restaurant Development Activity
Beginning of period	2,011	1,999	2,010	2,008
New openings
Franchisee-developed	5	5	8	8
Total new openings	5	5	8	8
Closings
Company	—	—	—	(6)
Franchise	(4)	(3)	(6)	(9)
Total closings	(4)	(3)	(6)	(15)
End of period	2,012	2,001	2,012	2,001
Summary-end of period
Franchise	1,768	1,608	1,768	1,608
Company	244	393	244	393
Total	2,012	2,001	2,012	2,001

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)
IHOP Restaurant Development Activity
Beginning of period	1,513	1,461	1,504	1,456
New openings
Franchisee-developed	12	20	23	26
Area license	—	1	2	2
Total new openings	12	21	25	28
Closings
Company	—	(2)	—	(2)
Franchise	—	(2)	(3)	(3)
Area license	(3)	(2)	(4)	(3)
Total closings	(3)	(6)	(7)	(8)
End of period	1,522	1,476	1,522	1,476
Summary-end of period
Franchise	1,349	1,303	1,349	1,303
Company	11	10	11	10
Area license	162	163	162	163
Total	1,522	1,476	1,522	1,476